Exhibit 99

News Release

FOR IMMEDIATE RELEASE

For ServiceMaster

Chris Curran

901.597.7829

Chris.Curran@ServiceMaster.com

For Aurora Capital Group

Sharon Stern / Blair Fasbender

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

ServiceMaster Enters into Agreement to Sell

TruGreen LandCare to an affiliate of Aurora Capital Group

Private Equity Firm Acquires Commercial Landscape Operations

Memphis, Tenn., April 25, 2011 — The ServiceMaster Company, one of the world’s largest residential and commercial service networks, announced today that it has signed a definitive agreement to sell its commercial landscaping business, TruGreen LandCare, to an affiliate of Aurora Capital Group.

TruGreen LandCare is a leading U.S. provider of landscape maintenance services to commercial, industrial and municipal customers.  It will continue to offer a comprehensive suite of landscaping services through a network of 60 branches in 17 states.  The sale of TruGreen LandCare’s business does not impact ServiceMaster’s TruGreen lawn care unit, which provides residential and commercial lawn, tree and shrub care to 14,000 commercial customers within the United States and Canada.

Anthony DiSimone, Manager Partner of Aurora Resurgence, said, “We are pleased to partner with TruGreen LandCare and its experienced management team, led by Mac McIlvried.  We are very excited about the company’s growth prospects as well as its ability to continue to deliver outstanding service to its customers and provide great opportunities for its employees.”

Gerald L. Parsky, Chairman of Aurora Capital Group, said, “TruGreen LandCare is another great addition to the outstanding portfolio of Aurora Capital Group companies.  Aurora Capital Group has a long track record of creating value through helping middle market companies achieve their full potential.”

Hank Mullany, chief executive officer of ServiceMaster, said, “Like all companies, we continuously review our businesses to ensure we are maximizing value for our investors by providing outstanding service for our customers. Our decision to sell to Aurora Resurgence allows us to concentrate on our core residential and commercial businesses.”

About ServiceMaster

With a network of more than 5,100 company-owned and franchise locations, Memphis-based ServiceMaster is one of the world’s largest residential and commercial service networks.  The company’s high profile brands are TruGreen, Terminix, American Home Shield, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. Through approximately 27,000 corporate employees and a franchise network that independently employs over 31,000 additional people, the ServiceMaster family of brands serve more than 8.5 million customers every year and hold market-leading positions in residential and commercial lawn care and landscape maintenance, termite and pest control, home service contracts, furniture repair, home inspections, residential and commercial cleaning and disaster restoration. Go to www.servicemaster.com or http://twitter.com/ServiceMaster for more information about ServiceMaster.

About Aurora Capital Group

Aurora Capital Group is a Los Angeles-based private investment firm managing over $2.0 billion of capital across several private equity funds.  Aurora’s traditional private equity vehicle, Aurora Equity Partners, focuses principally on control-investments in middle-market businesses with leading market positions, strong cash flow profiles, and actionable opportunities for growth in partnership with operating management.  Aurora Resurgence, invests in debt and equity securities of middle-market companies and targets complex situations including corporate carve outs.  Aurora’s investors include leading public and corporate pension funds, endowments and foundations active in private equity investing.  For more information about Aurora Capital Group, visit www.auroracap.com or www.aurorares.com.